Exhibit 99.7

Representation to the Securities and Exchange Commission Pursuant to Item 8.A.4 of Form 20-F

Cuprina Holdings (Cayman) Limited (the “Company”) has included in this Registration Statement on Form F-1 audited consolidated financial statements, prepared in accordance with Generally Accepted Accounting Principles, for the fiscal years ended December 31, 2023, 2022 and 2021, and unaudited condensed consolidated interim financial statements for the six month periods ended June 30, 2023 and 2024.

Instruction 2 to Item 8.A.4 of Form 20-F (the “Instruction”) provides that a company may comply with only the 15-month requirement in such item if the issuer is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

Pursuant to the Instruction, the issuer hereby represents to the U.S. Securities and Exchange Commission that:

1.	the Company is not required by any jurisdiction outside the United States to comply with a requirement to issue audited financial statements not older than 12 months at the date of filing the Registration Statement;

2.	full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

3.	the Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2024 will be available until April 2025; and

4.	in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Date: February 14, 2025

Cuprina Holdings (Cayman) Limited

By:	/s/ David Quek Yong Qi
Name:	David Quek Yong Qi
Title:	Director and Chief Executive Officer